Exhibit 21.1

Subsidiaries of the Registrant
Subsidiary	Jurisdiction
ARIS Operating Partnership L.P.	Delaware
ARIS Mortgage Lending, LLC	Delaware
ARIS CMBS, LLC	Delaware
ARIS Real Assets, LLC	Delaware
ARIS Shook Road, LLC	Delaware
ARIS I TRS, Inc.	Delaware
ARIS 6670 Highway 221, LLC	Delaware